Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Bridgeline Digital, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	457(c) and 457(h)	100,000	$0.87	$87,000	0.00014760	$12.85
Equity	Common stock, par value $0.001 per share	457(h)	450,000	$1.18	$531,000	0.00014760	$78.38
Equity	Common stock, par value $0.001 per share	457(h)	200,000	$1.19	$238,000	0.00014760	$35.13
Total Offering Amounts					$856,000		$126.35
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fees Due							$126.35

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable in respect of the securities identified in the above table by reason of any share dividend, share split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act, using the average of the high and low sales price as reported on the Nasdaq Capital Market on December 29, 2023.